Exhibit 10.4

NABORS INDUSTRIES, INC.
DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of January 1, 2017)

NABORS INDUSTRIES, INC.
DEFERRED COMPENSATION PLAN

W I T N E S S E T H:

WHEREAS, Nabors Industries, Inc. (the “Company”) has heretofore adopted the Nabors Industries, Inc. Deferred Compensation Plan, hereinafter referred to as the “Plan,” to aid certain of its employees in making more adequate provision for their retirement; and

WHEREAS, the Company desires to amend the Plan in certain respects and to restate the Plan in its entirety, intending thereby to provide an uninterrupted and continuing program of benefits.

NOW THEREFORE, the Plan is hereby amended and restated in its entirety as follows with no interruption in time, effective as of January 1, 2017, except as otherwise provided herein:

I. Definitions and Construction
1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
(1)	Accounts: A Participant’s Elective Deferral Account and/or Matching Deferral Account, including the amounts credited thereto.
(2)

Affiliate:  Each trade or business (whether or not incorporated) that together with the Company would be deemed to be a “single employer” within the meaning of subsections (b) or (c) of Section 414 of the Code, in each case, determined by application of an 80% control standard.

(3)

As soon as administratively practicable:  For purposes of benefit distributions, a date of distribution that is as soon as administratively practicable, as determined by the Board, following a permissible payment event, but in no event later than the later of the 90th day following the date of the permissible payment event or December 31st of the calendar year in which the permissible payment event occurs.  In no event shall a Participant or his Beneficiary be permitted to designate the taxable year of the payment.

(4)

Base Salary:  The base rate of pay paid in cash by the Employer to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or pursuant to a plan maintained under Section 125 of the Code.  For sake of clarity, a Participant’s Base Salary shall not include any Commissions.

(5)	Beneficiary: The person or entity who, pursuant to Section 7.4, will receive payment of a Participant’s benefit in the event of such Participant’s death.
(6)	Board: The Board of Directors of the Company.
(7)

Bonus:  The annual incentive bonus, if any, paid in cash by the Employer to or for the benefit of a Participant for services rendered or labor performed, including the portion thereof that a Participant could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in Section 401(k) of the Code) or pursuant to a plan maintained under Section 125 of the Code, but excluding (A) any annual incentive bonuses or awards earned by the Participant over a service period of longer or shorter than 12 months (except any Performance Bonuses permitted to be deferred under Section 3.1(b)) and (B) Commissions.

(8)	Change in Control: A “change in control event” within the meaning of Treasury Regulation § 1.409A‑3(i)(5).

(9)	Code: The Internal Revenue Code of 1986, as amended.
(10)	Commissions: The commissions, if any, paid in cash by the Employer to or for the benefit of a Participant for services rendered or labor performed.
(11)	Company: Nabors Industries, Inc.
(12)	Compensation: Base Salary, Bonus and/or Performance Bonus.
(13)	Disability: The term “Disability” shall mean total and permanent disability as determined under the Savings Plan.
(14)

Effective Date:  January 1, 2017, as to this amendment and restatement of the Plan except as otherwise provided herein.  The original effective date of the Plan was February 1, 1995.  Notwithstanding anything to the contrary herein, none of the provisions of this restatement shall apply to the Grandfathered Subaccounts.

(15)

Elective Deferral Account:  An individual account for each Participant to which is credited his Elective Deferrals pursuant to Section 3.1 and which is adjusted to reflect changes in value as provided in Section 3.3.

(16)	Elective Deferrals: Deferrals made by a Participant pursuant to Section 3.1.
(17)	Eligible Employee: Each employee of the Employer who is selected by the Board for participation in the Plan.
(18)	Eligibility Period: The 30-day period following an Eligible Employee’s notification by the Plan Administrator of eligibility to participate in the Plan.
(19)	Employer: The Company and any other entity designated by the Plan Administrator as eligible to participate in the Plan pursuant to the provisions of Section 2.3.
(20)	ERISA: The Employee Retirement Income Security Act of 1974, as amended.
(21)	Funds: The investment funds, if any, designated from time to time by the Plan Administrator for the deemed investment of Accounts pursuant to Section 4.1.
(22)

Grandfathered Subaccounts:  Separate subaccounts segregated under the plan comprising (i) Elective Deferrals made on or prior to December 31, 2004, (ii) Matching Deferrals in which a Participant had a Vested Interest as of December 31, 2004 (and only to the extent of the respective Vested Interests the Participants had on such date), and (iii) earnings under the Plan on amounts of Elective Deferrals and Matching Deferrals in Participants’ Accounts to the extent attributable to amounts described in the preceding provisions of this sentence.  Grandfathered Subaccounts shall be governed by the provisions of the Plan as in effect on October 3, 2004.

(23)	Matching Deferrals: Deferrals made by the Employer on a Participant’s behalf pursuant to Section 3.2.

(24)	Matching Deferral Account: An individual account for each Participant to which is credited his Matching Deferrals and that is adjusted to reflect changes in value as provided in Section 3.3.
(25)

Participant:  Each Eligible Employee who has become a Participant pursuant to Article II.  In addition, where the context requires, the term “Participant” shall be deemed to include an Eligible Employee for purposes of Section 3.1 if such Eligible Employee has not yet become a Participant pursuant to Section 2.1.

(26)	Performance Bonus: A Bonus that constitutes “performance-based compensation” within the meaning of Section 409A(a)(4)(B)(iii) of the Code.
(27)	Plan: The Nabors Industries, Inc. Deferred Compensation Plan, as amended from time to time.
(28)	Plan Administrator: The person, persons or entity designated by the Board to administer the Plan.
(29)	Plan Year: The twelve consecutive month period commencing January 1 of each year.
(30)

Pre-2015 Accounts:  The portion of a Participant’s Accounts attributable to Elective Deferrals and Matching Deferrals with respect to Plan Years beginning prior to January 1, 2015, and which is adjusted to reflect changes in value as provided in Section 3.3; provided, however that the “Pre-2015 Accounts” shall not include any amounts that are segregated in Grandfathered Subaccounts maintained under the Plan.

(31)

Savings Plan:  The Nabors Industries, Inc. Retirement Savings Plan, as amended from time to time, or, if different, the 401(k) savings plan sponsored by the Employer in which the Participant is eligible to participate.

(32)

Scheduled In-Service Withdrawal:  A distribution elected by a Participant for an in-service withdrawal of Elective Deferrals within a Specified Year Subaccount and earnings or losses attributable thereto, as set forth in such Participant’s election form for such Plan Year.

(33)	Scheduled Withdrawal Date: The distribution date elected by a Participant for a Scheduled In-Service Withdrawal.
(34)

Specified Employee:  An individual who on the date of his Termination of Service is considered a “key employee” within the meaning of Section 416(i) of the Code (applied in accordance with the Treasury Regulations promulgated thereunder and without regard to subparagraph (5) thereof) if, as of the date of his Termination of Service, the Company or any Affiliate is publicly traded on an established securities market or otherwise.  The identification of Specified Employees for purposes of distributions upon Termination of Service pursuant to Article VII shall be made in accordance with the general requirements of Section 409A(a)(2)(B)(i) of the Code pursuant to any method elected by the Plan Administrator or, if no such election is made, under the default rules under Section 409A of the Code.

(35)

Specified Year Subaccount:  The portion of a Participant’s Accounts attributable to Elective Deferrals of Compensation earned and/or Matching Deferrals made during a particular Plan Year and that is adjusted to reflect changes in value as provided in Section 3.3.  A Specified Year Subaccount shall be established with respect to each Plan Year on behalf of each Participant who (i) elects to make Elective Deferrals in a Plan Year beginning on or after January 1, 2015 or (ii) receives Matching Deferrals in a Plan Year beginning on or after January 1, 2016.

(36)

Termination of Service:  The termination of a Participant’s employment with the Employer and all Affiliates, regardless of the reason, if any, for such termination.  Notwithstanding anything to the contrary herein, a Participant shall not be considered to have incurred a Termination of Service for purposes of the Plan if his termination does not constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(37)	Trust: The trust established under the Trust Agreement.
(38)	Trust Agreement: The agreement entered into between the Employer and the Trustee pursuant to Article X.
(39)	Trust Fund: The funds and properties held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.
(40)	Trustee: The trustee or trustees qualified and acting under the Trust Agreement at any time.
(41)

Unforeseeable Financial Emergency:  An unexpected need of a Participant for cash that (i) arises from a severe financial hardship of the Participant resulting from an illness or accident of the Participant or the Participant’s spouse, Beneficiary, or dependent (within the meaning of Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances, as determined under Section 409A of the Code, arising as a result of events beyond the control of such Participant and (ii) would result in severe financial hardship to such Participant if his Compensation deferral election were not canceled pursuant to Section 3.1(d) and/or if a benefit payment pursuant to Section 6.2 were not permitted.  Cash needs arising from foreseeable events, such as the purchase of a house or payment of college tuition, shall not be considered to be the result of an Unforeseeable Financial Emergency. Further, cash needs that may be relieved (a) through reimbursement or compensation from insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan shall not be considered to be Unforeseeable Financial Emergencies.

(42)	Vested Interest: The portion of a Participant’s Accounts which, pursuant to the Plan, is nonforfeitable.

1.2Number and Gender.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3References to Statutes and Regulations.  References herein to provisions of the Code and ERISA or the regulations promulgated thereunder shall include any successor statute or regulation and any applicable authoritative guidance promulgated thereunder.

1.4Headings.  The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

II. Participation
2.1 Participation.

(a) The Board, in its sole discretion, shall select and notify those management or highly compensated employees of the Employer who shall become Eligible Employees.  An Eligible Employee may become a Participant, effective as of the first day of the next Plan Year following such Eligible Employee’s notification of eligibility, by executing and filing with the Plan Administrator the Compensation deferral election prescribed by the Plan Administrator prior to the start of such Plan Year or such earlier deadline, if any, as shall be prescribed by the Plan Administrator.

(b) Notwithstanding Section 2.1(a), after the start of a Plan Year, the Board may, in its sole discretion, select and notify those Eligible Employees who may become Participants with respect to such Plan Year by executing and filing with the Plan Administrator, prior to the close of such Eligible Employee’s Eligibility Period and in accordance with the procedures established by the Plan Administrator, the Compensation deferral election prescribed by the Plan Administrator.  An Eligible Employee who has filed such election in accordance with this Section 2.1(b) shall become a Participant and be eligible to begin deferring Compensation under the Plan as of the first day of the first payroll period that coincides with or next follows the date the Eligible Employee is first notified of his Plan eligibility or, if the Eligible Employee files his election during his Eligibility Period but after the first day of such first payroll period, such later date as may be administratively feasible after such election is filed; provided, however, that, as further described in Section 3.1(c)(v), the Compensation deferred must be Compensation for services performed after the election.  Notwithstanding the preceding provisions of this Section 2.1(b), an Eligible Employee will not be permitted to become a Participant after the start of a Plan Year pursuant to this Section 2.1(b) if such Eligible Employee was eligible to participate (other than for purposes of the accrual of earnings) in the Plan (or in any other nonqualified deferred compensation account balance plan maintained by the Employer or an Affiliate that is considered to be the same “plan” within the meaning of Treasury Regulation Section 1.409A-1(c)(2)) at any time during the 24-month period ending on the date such Eligible Employee becomes eligible to participate in the Plan under this Section 2.1(b).

(c) Subject to the provisions of Section 2.2, a Participant shall remain eligible to defer Compensation and/or receive an allocation of Matching Deferrals hereunder for each Plan Year following his commencement of participation in the Plan until his Termination of Service.

2.2 Cessation of Active Participation.  Notwithstanding any provision herein to the contrary, an individual who has become a Participant in the Plan pursuant to Section 2.1 shall cease to be entitled to defer Compensation and/or receive an allocation of Matching Deferrals hereunder effective as of the last day of the Plan Year, unless the Plan Administrator shall have notified such Participant that the Participant has been selected by the Board as an Eligible Employee with respect to the subsequent Plan Year.  Such an individual may again become entitled to defer Compensation and/or receive an allocation of Matching Deferrals hereunder beginning as of the first day of any subsequent Plan Year as determined by the Board in its sole discretion.

2.3 Participating Employers.  It is contemplated that other entities may be designated by the Plan Administrator as eligible to participate in the Plan and thereby become an Employer.  Any such entity, whether or not presently existing, may become an Employer hereunder by written designation of the Plan Administrator delivered to the Secretaries of the Company and the designated Employer.  Such written designation shall specify the effective date of the Employer’s participation and may incorporate specific provisions relating to the operation of the Plan that apply to such Employer and its Eligible Employees.  Except as otherwise provided herein and in an Employer’s written designation of participation pursuant to this Section 2.3, the provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint or otherwise affect the Plan Administrator and the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Board alone.  Transfer of employment among Employers and Affiliates shall not be considered a Termination of Service hereunder and service with one Employer shall be considered service with all others.  Any Employer may, by appropriate action of its officers without the need for approval of its board of directors (or noncorporate counterpart) or the Plan Administrator or the Board, terminate its participation in the Plan.  Moreover, the Board may, in its discretion, terminate an Employer’s Plan participation at any time.  Notwithstanding the foregoing, the termination of an Employer’s Plan participation may be effective only as of the last day of the last payroll period beginning during a Plan Year if the Employer remains an Affiliate of the Company following such termination (provided, however, that any election to defer Compensation already in effect for such Plan Year shall remain in effect, even if the crediting of the amount to an Account with respect to such election occurs after such Plan Year), or if the Employer does not remain as an Affiliate of the Company at such time, then the termination shall be effective only at a time that complies with Section 409A of the Code.  Further, notwithstanding the foregoing, distributions pursuant to any such termination of an Employer’s participation in the Plan shall be subject to the provisions of Section 11.5 and Treasury Regulation Section 1.409A-3(j)(4)(ix).

III. Account Credits and Allocations of Income or Loss
3.1 Elective Deferrals.
(a) A Participant meeting the eligibility requirements of Section 2.1 may:
(i) Elect to defer a portion of such Participant’s Base Salary for each Plan Year in an amount equal to an integral percentage of from 1% to 90% of such Participant’s Base Salary; and/or
(ii) Elect to defer a portion of such Participant’s Bonus for each Plan Year in an amount equal to an integral percentage of from 1% to 90% of such Participant’s Bonus; and/or

(iii) With respect to Plan Years beginning on or after January 1, 2016, elect to defer the portion of such Participant’s Base Salary for each Plan Year in an amount equal to the portion of his Employee Pre-Tax Contributions (or other pre-tax contributions) that such Participant elects to contribute under the Savings Plan sponsored by his Employer for such Plan Year but that such Participant is unable to contribute to the Savings Plan due to restrictions imposed by applicable limitations under the Savings Plan and the Code, including Sections 401(a)(17), 401(k)(3), 401(m)(2), 414(v), 415, or 402(g) of the Code (and any administrative procedures utilized under the Savings Plan to ensure that such limits are not exceeded).

(b) Notwithstanding anything to the contrary in Section 3.1(a) or 3.1(c), if permitted in accordance with the administrative procedures implemented by the Plan Administrator (which may vary among individual Participants), a Participant may elect to defer (or change an election to defer) a Performance Bonus after the start of a Plan Year or Plan Years in which such Performance Bonus is earned in whole or in part, provided that (i) such Participant makes the initial deferral election with respect to such Performance Bonus on the form and in accordance with the procedures prescribed by the Plan Administrator and delivered to the Plan Administrator no later than the date that is six months before the end of the performance period applicable thereto, (ii) such Participant has performed services continuously for the Employer from the later of the beginning of the performance period or the date upon which the performance criteria applicable to such Performance Bonus are established through a date no earlier than the date upon which the Participant makes an initial deferral election with respect thereto pursuant to this Section 3.1(b), and (iii) such Participant makes such election before the Performance Bonus has become readily ascertainable (within the meaning of Section 409A of the Code).  In the event that such Participant has elected to defer Bonus for a Plan Year, any election by such Participant to defer a Performance Bonus under this Section 3.1(b) shall be deemed to override any election as to such Performance Bonus under Section 3.1(a)(ii), but only with respect to such Performance Bonus.  In the event that a Participant is eligible to receive a Performance Bonus but has not made (or been offered) a special election to defer such Performance Bonus pursuant to this Section 3.1(b), any election made pursuant to Section 3.1(a)(ii) with respect to the first Plan Year during the performance period with respect to which such Performance Bonus was earned shall apply to such Performance Bonus whenever it is paid.

(c) Compensation for a Plan Year not deferred pursuant to elections under Section 3.1(a) or 3.1(b) shall be received by such Participant in cash.  A Participant’s annual election to defer an amount of his Compensation pursuant to this Section 3.1 shall comply with the following requirements:

(i) Such election shall be made by effecting, on the form prescribed by the Plan Administrator and prior to the start of each Plan Year (except for newly Eligible Employees under Section 2.1(b) or with respect to a Participant’s election to defer a Performance Bonus, if permitted pursuant to Section 3.1(b)), an Elective Deferral election pursuant to which the Participant authorizes the Employer to reduce his Compensation in the elected amount.  Such election shall also specify the applicable time and form of payment of such Participant’s benefits in accordance with the provisions of Section 3.1(c)(iii) and Article VII.  In consideration of such election, the Employer agrees to credit the amount specified in such election, subject to applicable Plan requirements to such Participant’s Elective Deferral Account maintained under the Plan.

(ii) The reduction in a Participant’s Compensation pursuant to his Elective Deferral election shall be effected by Compensation reductions each payroll period as determined by the Plan Administrator following the effective date of such election.  Such Compensation reductions shall apply with respect to all Compensation earned within the Plan Year to which the Elective Deferral election relates (except as provided in Section 2.1(b) concerning newly Eligible Employees) regardless of when the Compensation is actually paid; provided, however, that Base Salary earned for services performed during the final payroll period containing the last day of a Plan Year that is payable pursuant to the Employer’s normal payroll practices after the last day of such Plan Year shall be treated as Base Salary earned in the subsequent Plan Year in which the Base Salary is actually paid and shall be subject to the Participant’s Elective Deferral election in effect for such subsequent Plan Year, if any.  For the sake of clarity, Compensation reductions attributable to elections to defer a Participant’s Bonus earned during a Plan Year shall be made within a subsequent Plan Year if the Bonus to which the Elective Deferral election relates is paid in such subsequent Plan Year.

(iii) For the Plan Year beginning January 1, 2015 and each Plan Year thereafter, a Participant’s Elective Deferrals shall be credited to such Participant’s Specified Year Subaccount for such Plan Year, and such Participant’s Elective Deferral election for such Plan Year shall specify whether the deferral of his Compensation for such Plan Year shall be made until (A) such Participant’s Termination of Service or (B) a Scheduled Withdrawal Date (i.e., as a Scheduled In-Service Withdrawal subject to the provisions of Section 6.3).  If a Participant elects for the Compensation in any Specified Year Subaccount to be deferred until a Scheduled Withdrawal Date, such Participant shall specify the particular Scheduled Withdrawal Date upon which the Scheduled In-Service Withdrawal of amounts credited to such Specified Year Subaccount shall commence if the Participant is still employed by the Employer on that date.  Any Participant who fails to elect the time of distribution of the Specified Year Subaccount for any Plan Year that is deferred under the Plan in accordance with this Section 3.1(c)(iii) shall be deemed to have elected to have deferred the amounts deferred to such Specified Year Subaccount for such Plan Year until his Termination of Service.

(iv) Elective Deferrals made by a Participant shall be paid by the Employer to the Trust as soon as administratively feasible following the date upon which the Compensation deferred would have been received by such Participant in cash if he had not elected to defer such amount pursuant to this Section 3.1 and such Elective Deferrals shall be credited to the Participant’s Elective Deferral Account as of the date such Elective Deferrals are received by the Trustee.

(v) Such election shall become effective as of the first day of the Plan Year that is immediately after the date the election is effected by the Participant and filed with the Plan Administrator.  Notwithstanding the foregoing, an Elective Deferral election made by an Eligible Employee who becomes a Participant pursuant to Section 2.1(b) shall (A) become effective with respect to deferrals of the Participant’s Base Salary as of the first day of the first payroll period coincident with or next following the date such Eligible Employee is first notified of his Plan eligibility or, if he files his election during his Eligibility Period but after the first day of such first payroll period, such later date as may be administratively feasible after such election is filed and shall be effective only with respect to Base Salary earned on or after the first day of such first payroll period and after the filing of such election, (B) become effective as soon as administratively feasible with respect to deferrals of the Participant’s Bonus Compensation for the Plan Year that is earned over a performance period that coincides with the Plan Year or such Participant’s term of employment during such Plan Year, if less (“Annual Bonus Compensation”), but shall apply only to a portion of the Participant’s Annual Bonus Compensation for the Plan Year equal to the total amount of the Participant’s Annual Bonus Compensation for the Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after the election over the total number of days in the Plan Year during which the Participant was employed by the Employer, and (C) become effective with respect to Bonus Compensation other than Annual Bonus Compensation at the start of the first performance period that coincides with or begins after the date that the Participant first defers Bonus under the Plan.

(vi) An Elective Deferral election shall remain in force and effect for the entire Plan Year (or portion thereof) to which such election relates and, subject to Section 3.1(d), shall be irrevocable for such Plan Year, except with respect to Performance Bonuses, for which any election that is permitted by the Plan Administrator pursuant to Section 3.1(b) shall apply only to the Performance Bonus(es) to which it relates, shall override any Elective Deferral election that might otherwise apply to such Performance Bonus, and shall be irrevocable once the deadline for such election under Section 3.1(b) has passed.

(vii) Any Plan provisions to the contrary notwithstanding, an Elective Deferral election shall be suspended during any period of unpaid leave of absence from the Employer and shall terminate immediately on the date such Participant incurs a Termination of Service.

(viii) An Elective Deferral election shall not remain in force and effect for subsequent Plan Years after the Plan Year to which such election applies.  If a Participant has made an Elective Deferral election for any Plan Year, such election shall no longer be effective as of the first day of the subsequent Plan Year, except with respect to any Bonuses or Performance Bonuses earned but not paid during the prior Plan Year.  For the sake of clarity, pursuant to Section 3.1(c)(ii), a Participant’s Elective Deferral election for any Plan Year shall not be effective with respect to the Participant’s Base Salary earned for services performed during the final payroll period containing the last day of such Plan Year that is payable pursuant to the Employer’s normal payroll practices after the last day of such Plan Year.

(ix) A Participant who has made an Elective Deferral election may make a new Elective Deferral election for a subsequent Plan Year, if he satisfies the eligibility requirements set forth in Section 2.1, by effecting a new Elective Deferral election prior to the first day of such Plan Year and within the time period prescribed by the Plan Administrator, or, with respect to any Performance Bonus for which a separate Elective Deferral election is permitted, prior to the deadline for such election under Section 3.1(b).

(d) In the event that (i) the Plan Administrator, upon written petition of a Participant, determines in its sole discretion that such Participant has suffered an Unforeseeable Financial Emergency, (ii) a Participant receives a distribution of an emergency benefit pursuant to Section 6.2, or (iii) a Participant receives a hardship distribution from the Savings Plan in accordance with Treasury Regulation § 1.401(k)-1(d)(3), then such Participant’s Elective Deferral election then in effect, if any, shall terminate effective as soon as administratively feasible after such determination or distribution.  A Participant whose Compensation deferral election has been so terminated may again elect to defer a portion of his Compensation effective as of the first day of any subsequent Plan Year during which he is an Eligible Employee by executing and delivering to the Employer, in accordance with the procedures established by the Plan Administrator, a new Elective Deferral election prior to the deadline for deferral elections for such Plan Year established pursuant to Section 2.1(a); provided, however, that a Participant whose Compensation deferral election has been so terminated in connection with a distribution described in clause (iii) above shall not be permitted to elect to defer his Compensation prior to the first day of the first Plan Year commencing after the end of the elective deferral suspension period applicable to the Participant under the Savings Plan in connection with his receipt of a hardship distribution.

(e) Any Participant who has made an Elective Deferral election under the Plan for a Plan Year shall be precluded from changing his deferral election, if any, under the Savings Plan for such Plan Year and any deferral election change under the Savings Plan made during such Plan Year shall not be effective under the Savings Plan until the beginning of the following Plan Year.  Further, notwithstanding anything to the contrary in Section 3.1(a)(iii), a Participant’s actions or inactions under the Savings Plan shall not be permitted to result in an increase in the amounts deferred under the Plan pursuant to Section 3.1(a)(iii) and all other nonqualified deferred compensation plans in which the Participant participates (other than amounts described in Section 3.2(a)) in excess of the limit with respect to elective deferrals under Sections 402(g)(1)(A), (B), and (C) in effect for the taxable year in which such action or inaction occurs.

3.2 Matching Deferrals.

(a) For each Plan Year, the Employer shall defer an amount on behalf of each Participant whose Company matching contributions under the Savings Plan for such Plan Year were reduced as a result of the limitations imposed by Sections 401(k)(3), 401(m)(2), and/or 415 of the Code in order to comply with such limitations for such Plan Year.  The amount of each such Matching Deferral shall equal 100% of the amount of such reduction.  Matching Deferrals made on a Participant’s behalf pursuant to this Section 3.2(a) for a Plan Year shall be credited to such Participant’s Matching Deferral Account as of the date received by the Trustee.

(b) Notwithstanding anything to the contrary in this Section 3.2, the amount of Matching Deferrals pursuant to Section 3.2(a) with respect to any Participant shall not be affected by such Participant’s actions or inactions under the Savings Plan or any other “qualified employer plan” (as defined under Section 409A of the Code) that is sponsored by the Employer or its Affiliates and that provides for matching or other similar contingent contributions with respect to elective deferrals and other employee pre-tax contributions subject to the contribution restrictions under Section 401(a)(3) or 402(g) of the Code, and any after-tax contributions by such Participant to the Savings Plan or any such other qualified employer plan, to the extent that such actions or inactions would cause the amount of such Marching Deferrals to exceed 100% of the matching or contingent amounts that would be provided under such qualified employer plan(s) absent plan-based restrictions that reflect limits on qualified plan contributions under the Code.

3.3 Valuation of Accounts.  All amounts credited to a Participant’s Account shall be deemed invested in accordance with Article IV on the date such amounts are credited to such Account, and the balance of each Account shall reflect the result of the daily pricing of the assets in which such Account is deemed invested from the time of such crediting until the time of distribution.

IV. Deemed Investment of Funds
4.1 Participant Directions.

(a) Each Participant may designate, in accordance with the procedures established from time to time by the Plan Administrator, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Plan Administrator.  Such Participant may be permitted to designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may be permitted to split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Plan Administrator may prescribe.  If a Participant fails to make investment designations with respect to the deemed investment of his Accounts, then his Accounts shall be deemed to be invested in the Fund or Funds designated by the Plan Administrator from time to time in a uniform and nondiscriminatory manner.

(b) A Participant may change his deemed investment designation for future amounts to be allocated to his Accounts.  Any such change shall be made in accordance with the procedures established by the Plan Administrator and the frequency of such changes may be limited by the Plan Administrator.

(c) A Participant may elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts.  Any such conversion shall be made in accordance with the procedures established by the Plan Administrator and the frequency of such conversions may be limited by the Plan Administrator.

V. Determination of Vested Interest
5.1 Vested Interest. A Participant shall at all times have a 100% Vested Interest in his Elective Deferral Account and his Matching Deferral Account, if any, at all times.

VI. In-Service Withdrawals

6.1 Restrictions on In-Service Withdrawals and Loans.  Except as provided in Section 3.1 with respect to Scheduled In-Service Withdrawals and Section 6.2 with respect to withdrawals based on Unforeseeable Financial Emergency, Participants shall not be permitted to make withdrawals from the Plan prior to incurring a Termination of Service.  Participants shall not, at any time, be permitted to borrow from their Accounts or the Trust Fund.  Following a Participant’s Termination of Service, this Article VI shall not be applicable to the Participant and the amounts credited to such Participant’s Accounts shall be payable to such Participant only in accordance with the provisions of Article VII.

6.2 Emergency Benefit.  In the event that the Plan Administrator, upon written petition of a Participant, determines in its sole discretion that such Participant has suffered an Unforeseeable Financial Emergency, such Participant shall be entitled to a benefit in an amount not to exceed the lesser of (a) the amount determined by the Plan Administrator as necessary to meet such Participant’s needs created by the Unforeseeable Financial Emergency or (b) the then value of such Participant’s Vested Interest in his Accounts.  Benefits distributed pursuant to this Section may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.  Such benefit shall be paid in a single lump sum payment as soon as administratively practicable (as defined in Section 1.1(3)) after the Plan Administrator has made its determinations with respect to the availability and amount of such benefit.  If a Participant’s Accounts are deemed to be invested in more than one Fund, such benefit shall be distributed pro rata from each Fund in which such Accounts is deemed to be invested.

6.3 Scheduled In-Service Withdrawals.

(a) With respect to each Specified Year Subaccount as to which a Participant has elected a Scheduled In-Service Withdrawal in accordance with Section 3.1(c)(iii), such Participant shall receive a Scheduled In-Service Withdrawal of such Specified Year Subaccount commencing on the Scheduled Withdrawal Date elected by such Participant for such Specified Year Subaccount if such Participant is still employed by the Employer on such date.  A Participant shall receive the Scheduled In-Service Withdrawal of a Specified Year Subaccount to which such an election applies in one of the following forms elected by such Participant in writing on the form prescribed by the Plan Administrator at the time specified in Section 6.3(b):

(1) A single lump sum payment; or

(2) Annual installments for a period of an integral number of consecutive years from two through five inclusive, as designated by such Participant, and on or within 30 days following April 1 of each such calendar year commencing with the calendar year coincident with or next following the Scheduled Withdrawal Date; provided, however, that with respect to any installments payable to a Participant from any Specified Year Subaccount, (x) in the event of such Participant’s Termination of Service prior to the end of such elected installment period, the remaining balance in such Specified Year Subaccount shall be paid in accordance with Article VII, and (y) the amount of each annual installment with respect to each Specified Year Subaccount shall be computed by dividing the remaining balance attributable to such Specified Year Subaccount as of the date next preceding the date of payment of such annual installment by the number of annual installments remaining under such Participant’s election with respect to such Specified Year Subaccount.

In the event a Participant fails to timely elect in accordance with Section 6.3(b) the form in which a Scheduled In-Service Withdrawal is to be paid as to any Specified Year Subaccount, such Scheduled In-Service Withdrawal shall be paid in the form of a single lump sum payment.

(b) A Participant’s elections pursuant to Section 6.3(a) with respect to a Scheduled In-Service Withdrawal must be made at the time of his annual Elective Deferral election pursuant to Section 3.1(c)(iii).  Notwithstanding the foregoing, a Participant may subsequently elect to delay the distribution (and/or change the form of payment to another permissible form of payment under Section 6.3(a)) of amounts credited to one or more of his Specified Year Subaccounts provided that (i) such distribution (or the commencement thereof) is delayed for a period of at least five additional calendar years,  (ii) such election is made at least 12 months prior to the date that such distribution would otherwise be made or commence, and (iii) such election is not given effect until 12 months following the date it is made.  Such elections may be made separately as to each Specified Year Subaccount and each series of installment payments elected thereunder shall each be treated as a single payment for purposes of Section 409A of the Code, as provided in Section 7.3(c).

6.4 Restriction on In-Service Distributions.  This Article VI shall not be applicable to a Participant following his Termination of Service, and the amounts credited to such Participant’s Accounts shall be payable to such Participant (or in the event of the Participant’s death, his designated Beneficiary) only in accordance with the provisions of Article VII.

VII. Termination Benefits

7.1 Amount of Benefit.  Upon a Participant’s Termination of Service, such Participant, or, in the event of the death of a Participant while employed by the Employer or an Affiliate or prior to the commencement of the payment of such Participant’s benefit, such Participant’s Beneficiary, shall be entitled to a benefit equal in value to such Participant’s Vested Interest in the balance in his Accounts as of the date payment of such benefit is to occur pursuant to Section 7.2.

7.2 Time of Payment.

(a) Subject to the delayed payment requirement for Specified Employees described in Section 7.2(b), payment of a Participant’s benefit under Section 7.1 shall be made (i) if payable in a lump sum, within 30 days following the date of such Participant’s Termination of Service;  or (ii) if payable in installment payments, commence on or within 30 days following April 1 next following such Participant’s Termination of Service.  A payment will be considered to have been paid at the time provided in the preceding sentence if it is paid as soon as administratively practicable (as defined in Section 1.1(3)) following such payment time.

(b) Notwithstanding anything to the contrary herein, in the case of a Participant who is a Specified Employee, a distribution upon such Participant’s Termination of Service (other than a termination in the event of his death) shall be made or commence to be made, as applicable, on the earlier of (i) the later of (A) the date that is six months after the date of such Participant’s Termination of Service or (B) April 1 next following such Participant’s Termination of Service or (ii) as soon as administratively practicable following the death of such Participant.

(c) Notwithstanding the foregoing provisions of this Section 7.2 or any election of installment payments pursuant to Section 7.3(a)(2) with respect to one or more Specified Year Subaccounts, in the event of the death of a Participant (including but not limited to a Specified Employee) prior to the commencement or complete distribution of his Accounts, the remaining balance in his Accounts shall be paid to his designated Beneficiaries upon his death.  A payment will be considered to have been paid at the time provided in the preceding sentence if it is paid as soon as administratively practicable (as defined in Section 1.1(3)) following such Participant’s death.

7.3 Alternative Forms of Benefit Payments.

(a) If a Participant incurs a Termination of Service, such Participant shall receive (i) distribution of his benefit attributable to his Pre-2015 Accounts in a single lump sum payment and (ii) distribution of each Specified Year Subaccount in one of the following forms elected by such Participant in writing on the form prescribed by the Plan Administrator in accordance with Section 7.3(b):

(1) A single lump sum payment; or
(2) Annual installments on or within 30 days following April 1 of each calendar year for a period of an integral number of years from two through 10 inclusive, as designated by such Participant; provided, however, that with respect to any installments payable to such Participant under the Plan, (x) in the event of such Participant’s death prior to the end of the elected installment period, the remaining balance in such Specified Year Subaccount shall be paid as soon as administratively practicable in one lump sum payment to such Participant’s designated Beneficiary, and (y) the amount of each annual installment shall be computed by dividing the unpaid balance in such Specified Year Subaccount as of the date of payment of such annual installment by the number of annual installments remaining.

A single election shall be made pursuant to this Section 7.3(a) by each Participant with respect to each Specified Year Subaccount to be made in connection with a Termination of Service.  In the event such Participant fails to timely elect in accordance with this Section 7.3(a) the form in which his benefit payments are to be made with respect to one or more Specified Year Subaccounts, such benefit payments shall be in the form of a single lump sum payment.

(b) A Participant’s elections pursuant to Section 7.3(a) with respect to his Specified Year Subaccounts shall be made on the form prescribed by the Plan Administrator and prior to the applicable deadline for annual Elective Deferral elections under Section 3.1(c)(i).  Notwithstanding the foregoing, a Participant may, on the form prescribed by the Plan Administrator, make changes in his elections as to the time and form of payment of his Plan benefits attributable to his Specified Year Subaccounts; provided, however, that (i) any such change shall not be effective if such Participant incurs a Termination of Service on or before the date that is 12 months after such Participant delivers the form implementing such change to the Plan Administrator, (ii) except in the case of the death of the Participant, the payment (or installment payments) with respect to which the new election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or five years from the date the first installment was scheduled to be paid in the case of an election of installment payments), and (iii) any new election that relates to payment at a specified time (or pursuant to a fixed schedule) may not be made less than 12 months before the date the payment is scheduled to be paid (or 12 months before the date the first amount was scheduled to be paid in the case of an election of installment payments).  Election changes pursuant to this Section 7.2(c) may be made separately as to each election previously made by a Participant (i.e., relating to each Specified Year Subaccount).  The requirements for changes in a Participant’s elections as to time and form of payment of his Plan benefit shall not apply in the case of a distribution pursuant to Section 6.2 (Unforeseeable Financial Emergency) or any other earlier payment of a Plan benefit otherwise permitted and not considered an election change or acceleration under Section 409A of the Code.

(c) The entitlement to installment payments from any Specified Year Subaccount shall each be treated as the entitlement to a single payment with respect to such Specified Year Subaccount for purposes of Section 409A of the Code and the applicable administrative guidance thereunder.  Based on this treatment, when applying the election change restrictions of Section 6.3(b) and Section 7.3(b), a change to the time or form of payment of a particular Specified Year Subaccount must result in an additional deferral for a minimum of five years from the date that the first installment from such Specified Year Subaccount would have otherwise been paid.  For example, a 10-year installment payout of a Participant’s 2015 Specified Year Subaccount scheduled to commence in 2019 could be changed to a lump sum payment payable in 2024 or a series of installment payments commencing in 2024, assuming the other requirements of Section 6.3(b) or 7.3(c), as applicable, have been satisfied.  In this example, a separate election to change the payment timing, made in accordance with the requirements of Section 7.3(b), would be required to be made if a Participant desired to change the time and form of distribution of any of the Participant’s other Specified Year Subaccounts.

7.4 Beneficiaries.

(a) Each Participant shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his benefit in the event of his death.  Each such designation with respect to a Participant shall be made by executing the Beneficiary designation form prescribed by the Plan Administrator and filing the same with the Plan Administrator during such Participant’s lifetime.  Any such designation may be changed at any time by execution of a new designation in accordance with this Section during such Participant’s lifetime.

(b) If no such designation is on file with the Plan Administrator at the time of the death of the Participant or such designation is not effective for any reason as determined by the Plan Administrator, then the Beneficiary or Beneficiaries to receive such benefit shall be as follows:

(i) If a Participant leaves a surviving spouse, his benefit shall be paid to such surviving spouse;
(ii) If a Participant leaves no surviving spouse but leaves issue, then his benefit shall be paid to such issue per stirpes; and

(iii) If a Participant leaves no surviving spouse or issue, his benefit shall be paid to such Participant’s executor or administrator, or to his heirs at law if there is no administration of such Participant’s estate.

7.5 Payment of Benefits.  To the extent the Trust Fund, if any, has sufficient assets, the Trustee shall pay benefits to Participants or their Beneficiaries, except to the extent the Employer pays the benefits directly to Participants or their Beneficiaries and provides adequate evidence of such payment to the Trustee.  To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Employer and reimbursed by the Trustee.  Any benefit payments made to a Participant or for his benefit pursuant to any provision of the Plan shall be debited to such Participant’s Accounts.  All benefit payments shall be made in cash to the fullest extent practicable.

7.6 Unclaimed Benefits.  In the case of a benefit payable on behalf of a Participant, if the Plan Administrator is unable to locate the Participant or Beneficiary to whom such benefit is payable, upon the Plan Administrator’s determination thereof, such benefit shall be forfeited to the Employer.  Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss after the time of such forfeiture) shall be restored to the Plan by the Employer and paid in accordance with the Plan.

7.7 Permitted Accelerated Payments.  Notwithstanding anything to the contrary in the Plan, the Plan Administrator may direct the accelerated payment of Plan benefits as to some or all of a Participant’s Accounts, as determined by the Plan Administrator in its sole discretion, under the following circumstances:

(a) A Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Accounts, in a single lump sum payment, to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government;

(b) A Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Accounts, in a single lump sum payment, to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or bona fide foreign ethics law or conflicts of interest law;

(c) A Participant shall be entitled to receive a distribution of such portion of the Vested Interest in his Accounts, in a single lump sum payment, as is necessary to pay (i) the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, on Compensation deferred under the Plan (the “FICA Amount”), (ii) the income tax at source on wages imposed under Section 3401 of the Code, or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and (iii) the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that such distribution under this Section 7.7(c) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;

(d) A Participant shall be entitled to receive distribution of such portion of the Vested Interest in his Accounts, in a single lump sum payment, as is required to be included in the Participant’s income as a result of the failure of the Plan to comply with Section 409A of the Code; provided, however, that such distribution shall not exceed the amount required to be included in the Participant’s income as a result of such failure;

(e) A Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Accounts, in a single lump sum payment, to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant; provided, however, that such distribution shall not exceed (i) the amount of such taxes as are due as a result of participation in the Plan (the “Other Taxes”) and may be made in the form of withholding pursuant to the provisions of the applicable law or by distribution directly to the Participant; and/or (ii) the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of the distribution of the Other Taxes and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the payment of such additional Section 3401 wages and Other Taxes; provided, however that such distribution shall not exceed the amount of the Other Taxes and the income tax withholding related to the Other Taxes;

(f) A Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Accounts, in a single lump sum payment, in connection with the settlement of an arm’s length bona fide dispute between the Employer and the Participant as to the Participant’s right to benefits under the Plan to the extent contemplated under Section 409A of the Code without causing such distribution to be treated as an impermissible acceleration under Section 409A of the Code;

(g) A Participant shall be entitled to receive distribution of all or such portion of the Vested Interest in his Accounts, in a single lump sum payment, under any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4) (except in connection with a qualified domestic relations order) or any successor regulation thereto or prescribed by the Commissioner of Internal Revenue in generally applicable guidance published in the Internal Revenue Bulletin; and

(h) The Board may direct, in its discretion, that the Vested Interest of each Participant in his Accounts under the Plan be distributed in connection with a termination of the Plan in accordance with Section 11.5.

Any distribution to be made pursuant to Sections 7.7 (a) through (g) shall be made as soon as administratively practicable (as defined in Section 1.1(3)) following the determination that such distribution should be made.

VIII. Administration of the Plan

8.1 Appointment of Plan Administrator.  The general administration of the Plan shall be vested in the Plan Administrator which shall be appointed by the Board and shall consist of one or more persons or entities.  If no such person(s) or entity is appointed, the Company shall be the Plan Administrator.

8.2 Term, Vacancies, Resignation, and Removal.  Each individual member of the Plan Administrator shall serve until he resigns, dies, or is removed by the Board.  At any time during his term of office, an individual member of the Plan Administrator may resign by giving written notice to the Board and the Plan Administrator, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of 30 days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Plan Administrator may be removed by the Board with or without cause, and the Board may in its discretion fill any vacancy that may result therefrom.  Any member of the Plan Administrator who is an employee of the Employer or any Affiliate shall automatically cease to be a member of the Plan Administrator as of the date he ceases to be employed by the Employer and all Affiliates, regardless of the reason for such termination.

8.3 Self-Interest of Participants.  No member of the Plan Administrator shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved.  In any case in which a Plan Administrator member is so disqualified to act and the remaining members cannot agree, the Board shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

8.4 Plan Administrator Powers and Duties.  The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

(a) To establish, amend, suspend or waive rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Plan Administrator;

(b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

(c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Plan Administrator may deem necessary or advisable for the proper and efficient administration of the Plan;

(e) To determine in its discretion all questions relating to eligibility;
(f) To determine whether and when a Participant has incurred a Termination of Service, and the reason for such termination;

(g) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by Participants and Beneficiaries in obtaining benefits hereunder;

(h) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and
(i) To establish or designate Funds as investment options as provided in Section 4.1.

8.5 Claims Review.  Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Plan Administrator, which procedures are hereby incorporated by reference as a part of the Plan as such procedures may be amended from time to time by the Plan Administrator.

8.6 Employer to Supply Information.  The Employer shall supply full and timely information to the Plan Administrator, including, but not limited to, information relating to each Participant’s Compensation, retirement, death, or other cause of Termination of Service and such other pertinent facts as the Plan Administrator may require.  The Employer shall advise the Trustee, if any, of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan and the Trust Agreement.  When making a determination in connection with the Plan, the Plan Administrator shall be entitled to rely upon the aforesaid information furnished by the Employer or any information furnished by a Participant, Beneficiary or the Trustee.

8.7 Indemnity.  To the extent permitted by applicable law, the Company shall indemnify and hold harmless each individual serving as a member of the Plan Administrator against any and all expenses, liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan including any such expenses, liabilities and claims as may arise based upon such individual’s negligence.  Expenses and liabilities arising out of such individual’s own gross negligence or willful misconduct shall not be covered under this indemnity.  Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

IX. Administration of Funds

9.1 Payment of Expenses.  All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Plan Administrator, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee, at the direction of the Plan Administrator, from the Trust Fund, if any.

9.2 Trust Fund Property.  All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement.  The Plan Administrator shall maintain Accounts in the name of each Participant, but the maintenance of Accounts designated as the Accounts of a Participant shall not mean that such Participant shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund.  No Participant shall have any title to any specific asset in the Trust Fund.  The assets of the Trust Fund shall be invested in such investments as the Trustee shall determine, in accordance with the terms of the Trust Agreement.  The Trustee may (but is not required to) consider the Employer’s or a Participant’s investment preferences when investing the assets attributable to the Participant’s Accounts.

X. Nature of the Plan

10.1 Establishment of Trust Fund.  The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security.  The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer.  Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Trust Fund or the Employer’s general assets.  Nevertheless, subject to the terms hereof and of the Trust Agreement, the Employer shall transfer money or other property to the Trustee to provide Plan benefits hereunder, and the Trustee shall pay the Plan benefits to Participants and Beneficiaries out of the Trust in accordance with the terms of the Plan and the Trust Agreement as in effect from time to time.  To the extent that the Employer transfers assets to the Trustee pursuant to the Trust Agreement, the Plan Administrator may, but need not, establish procedures for the Trustees to invest the Trust Fund in accordance with each Participant’s designated deemed investments pursuant to Section 4.1 respecting the portion of the Trust Fund assets equal to such Participant’s Accounts.

10.2 Ownership of Trust Fund Assets.  The Employer shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Employer’s creditors if the Employer ever becomes insolvent.  For purposes hereof, the Employer shall be considered “insolvent” if (a) the Employer is unable to pay its debts as such debts become due or (b) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute).  The Chief Executive Officer of the Employer and its board of directors shall have the duty to inform the Trustee in writing if the Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties’ duty to give notice.  When so informed, the Trustee shall suspend payments to the Participants and Beneficiaries and hold the assets for the benefit of the Employer’s general creditors.  If the Trustee receives a written allegation that the Employer is insolvent, the Trustee shall suspend payments to the Participants and Beneficiaries and hold the Trust Fund for the benefit of the Employer’s general creditors, and shall determine in the manner specified in the Trust Agreement whether the Employer is insolvent.  If the Trustee determines that the Employer is not insolvent, the Trustee shall resume payments to the Participants and Beneficiaries.  No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Participant shall have agreed to waive his priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.

10.3 Limitation on Funding.  Notwithstanding anything to the contrary herein or in the Trust Agreement, in no event shall money and/or property be transferred to the Trust if such transfer would result in adverse tax consequences to a Participant pursuant to Section 409A(b) of the Code.

XI. Miscellaneous

11.1 No Contract of Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract of employment or for other services between the Employer and any person or to be consideration for the employment of any person.  Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ or other service of the Employer, (b) restrict the right of the Employer to discharge any person or terminate any service relationship at any time, (c) give the Employer the right to require that any person remain in the employ or service of the Employer, (d) restrict any person’s right to terminate his employment or service relationship with the Employer at any time, or (e) be a commitment on the part of the Employer to continue the rate of compensation of a Participant for any period.

11.2 Alienation of Interest Forbidden.  The interest of a Participant or his Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

11.3 Payments of Benefits to Others.  Notwithstanding anything to the contrary in Section 11.10, if any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Plan Administrator to be maintaining or responsible for the maintenance of such person.  Any payment made in accordance with the provisions of this Section 11.3 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.

11.4 Withholding.  All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.

11.5 Amendment and Termination.

(a) The Board may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to his Accounts and in which such Participant has a 100% Vested Interest; provided further, however, that, notwithstanding the foregoing (and without constituting an impermissible impairment of Participant rights in violation of this sentence), (i) the Board may make such amendments to the Plan as are necessary or advisable, as determined by the Board in its discretion, to enable the Plan and the Accounts of the Participants established hereunder to comply with the requirements of Section 409A of the Code and (ii) the Board may decide to amend the Plan to prospectively eliminate Participants’ rights to make deemed investment designations pursuant to Section 4.1(a)

provided that the Board specifies, at the time of any such elimination, an alternative method for the crediting of earnings with respect to amounts allocated to Participants’ Accounts.

(b) Notwithstanding anything to the contrary, the Board may, in its sole discretion (and without constituting an impermissible impairment of Participant rights in violation of Section 11.5(a)), terminate the Plan and accelerate the time and form of payment of all Vested Interests in Accounts under the Plan, under the following circumstances:

(i) The Board may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court, provided that the balance of all of the Participants’ Accounts under the Plan are included in the Participants’ respective gross incomes in the latest of (A) the calendar year in which the Plan termination and liquidation occurs; (B) the calendar year in which the Participant attains a 100% Vested Interest in such amount, or (C) the first calendar year in which the payment is administratively practicable;

(ii) The Board may, in its discretion, terminate and liquidate the Plan in connection with a Change in Control of the Company (or, with respect to a Participant who is employed by an Employer other than the Company, a Change in Control of such Employer), provided that the following requirements are satisfied:

(A) The Board (or its appropriate counterpart with respect to any Employer other than the Company) takes irrevocable action to terminate and liquidate the Plan within 30 days preceding or 12 months following such Change in Control;

(B) The Vested Interest of each Participant in his Accounts under the Plan and all Other Arrangements (as defined in subparagraph (C) below) is distributed within 12 months following the date that all necessary actions to terminate and liquidate the Plan and the Other Arrangements are irrevocably taken; and

(C) All plans, agreements, methods, programs and other arrangements that are sponsored by the “service recipient” (within the meaning of Section 409A of the Code), as determined immediately following such Change in Control, with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation § 1.409A-1(c)(2) (collectively, the “Other Arrangements”), are terminated and liquidated with respect to each Participant who experienced such Change in Control.  For purposes of this Section 11.5(b)(ii), the applicable “service recipient” with the discretion to liquidate and terminate the Plan and the Other Arrangements shall be the “service recipient” that is primarily liable immediately after the transaction for the payment of the Plan benefits.

(iii) The Board may, in its discretion, terminate and liquidate the Plan, provided that:

(A) The termination and liquidation does not occur proximate to a downturn in the financial health of the Company and all entities that would be considered a single “service recipient” along with the Company under Section 409A of the Code;

(B) Such “service recipient” terminates and liquidates all plans, agreements, methods, programs and other arrangements sponsored by the service recipient that would be aggregated with any terminated and liquidated plans, agreements, methods, programs and other arrangements under Treasury Regulation § 1.409A-1(c) as if there was one service provider that had deferrals of compensation under every such plan, agreement, method, program and other arrangement sponsored by the service recipient;

(C) No payments in liquidation of the Plan are made within 12 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of such arrangements if the action to terminate and liquidate the Plan had not occurred;

(D) All payments are made within 24 months of the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(E) The Company and all other entities required to be considered a single “service recipient” within the meaning of Section 409A of the Code do not adopt any new plan, agreement, method, program or other arrangement described in Section 11.5(b)(iii)(B) at any time within three years following the date that the service recipient took all necessary action to irrevocably terminate and liquidate the Plan.

(c) The Board may, in its discretion, terminate and liquidate the Plan upon such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

In the event that the Plan is terminated, the Vested Interest in the balance in a Participant’s Accounts shall be paid to such Participant or his Beneficiary in the manner specified by the Board (but subject to the distribution timing requirements described above), which may include the payment of a single lump sum payment in full satisfaction of all of such Participant’s or Beneficiary’s benefits hereunder.

11.6 Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

11.7 Guaranty.  Notwithstanding any provisions of the Plan to the contrary, in the event any Employer fails to make payment of the benefits due under the Plan on behalf of its Participants, whether directly or through the Trust, the Company shall be liable for and shall make payment of such benefits due as a guarantor of such entity’s obligations hereunder.  The guaranty obligations provided herein shall be satisfied directly and not through the Trust.

11.8 Provisions Binding.  All of the provisions of the Plan shall be binding upon all persons who will be entitled to any benefit hereunder, including but not limited to all Participants and their heirs and personal representatives.

11.9 Timing of Payments. Payment of Plan benefits may be subject to administrative or other delays that result in payment to the Participant or his Beneficiaries on a date later than the date specified in the Plan or the Participant’s election form.  Any such payment delays will comply with Section 409A of the Code, including, without limitation Treasury Regulation § 1.409A-2(b)(7).  No Participant or Beneficiary shall be entitled to any additional earnings or interest in respect of any such payment delays, nor shall any Participant or Beneficiary be provided any election with respect to the timing of any delayed payment.

11.10 Receipt and Release.  Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and the Trustee under the Plan and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability or minority to give a valid receipt and release, the Plan Administrator may cause the payment or payments that become due to such person to be made to another person for his benefit without responsibility on the part of the Plan Administrator, the Employer or the Trustee to follow the application of such funds.  Notwithstanding any requirement of a receipt and release in accordance with this Section, payment of a Participant’s or Beneficiary’s benefit under the Plan shall be made no later than the latest time such payment may be made without causing the imposition of the tax under Section 409A of the Code.

11.11 Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

11.12 Compliance with Code Section 409А.  The Plan is intended to satisfy the requirements of Section 409А of the Code, as applicable, in order to avoid any adverse tax consequences resulting from any failure to comply with Section 409А of the Code and, as a result, the Plan shall be operated in a manner consistent with such compliance.  Except to the extent expressly set forth in the Plan, Participants (and their Beneficiaries, as applicable) shall have no right to dictate the taxable year in which any payment hereunder that is subject to Section 409А of the Code should be paid.  Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and the Company, the other Employers and their respective Affiliates, directors, trustees, officers, employees and advisors (other than in his or her individual capacity as a Participant with respect to his or her individual liability for taxes, interest, penalties or other monetary amounts) shall not have any liability to any Participant or Beneficiary for any failure to comply with Section 409A of the Code.

11.13 Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Employer, its officers, employees, or directors or the Board or the Plan Administrator, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.